Exhibit 4.4

COLLEGIUM PHARMACEUTICAL, INC.

SEVENTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Seventh Amended and Restated Investors Rights Agreement (the “Agreement”), dated as of July 11, 2014, is entered into by and among Collegium Pharmaceutical, Inc. (the “Company”), the individuals and entities listed on Exhibit A attached hereto (the “Investors”).

Recitals

WHEREAS, certain of the Investors are parties to that certain Sixth Amended and Restated Investors Rights Agreement (the “Prior Agreement”), dated as of August 27, 2013, among the Company and the other parties named therein, and the Company and such existing Investors desire to amend and restate the Prior Agreement in its entirety;

WHEREAS, the Company has entered into an Agreement and Plan of Merger dated on or about the date hereof (the “Merger Agreement”) to effect a migratory merger for the purpose of reincorporating the Company from the State of Delaware to the Commonwealth of Virginia (the “Reincorporation”); and

WHEREAS, the Company and the Investors desire to (i) amend the Prior Agreement in connection with the Reincorporation, (ii) to provide for certain arrangements with respect to registration of shares of capital stock held by the Investors, (iii) to provide for certain arrangements with respect to the Investors’ right of first refusal with respect to certain issuances of securities of the Company, and (iv) to provide for certain other covenants of the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties to this Agreement agree as follows:

1.                                      Effect of Reincorporation.  Effective as of the Effective Time (as defined in the Merger Agreement) of the Reincorporation, the term “Company” as used in this Agreement shall mean and refer to Collegium Pharmaceutical, Inc., a Virginia corporation, and Collegium Pharmaceutical, Inc., a Virginia corporation, shall automatically become a party to this Agreement as the Company without any further action by any parties to this Agreement.

2.                                      Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Affiliated Party” shall mean, with respect to any Investor, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Investor,

including, without limitation, any general partner, officer or director of such Investor and any venture capital fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, such Investor.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended from time to time.

“Board of Directors” shall mean the board of directors of the Company as constituted from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock, $0.001 par value, of the Company, as constituted as of the Effective Time (as defined in the Merger Agreement) of the Reincorporation.

“Confidential Information” shall mean any information that is labeled as confidential, proprietary or secret which an Investor obtains from the Company pursuant to financial statements, reports and other materials provided by the Company to such Investor pursuant to this Agreement or pursuant to any information or registration rights or any Board of Directors observation, visitation or inspection rights granted hereunder.

“Conversion Shares” shall mean shares of Common Stock issued or issuable upon conversion of the Preferred Stock.

“Deemed Liquidation Event” shall have the meaning set forth in the Articles of Incorporation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Exempted Securities” shall have the meaning set forth in the Articles of Incorporation.

“FINRA” shall mean the Financial Industry Regulatory Authority or any successor regulatory authority.

“Free Writing Prospectus” shall mean a free-writing prospectus, as defined in Rule 405 under the Securities Act.

“Indebtedness” shall mean all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor’s balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

“Initial Public Offering” shall mean the completion of an underwritten public offering pursuant to an effective registration under the Securities Act covering the offering or sale by the Company of its Common Stock.

“Intellectual Property Rights” shall mean all of the following:  (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (vii) copies and tangible embodiments thereof.

“Investor Directors” shall mean the BMP Director, Frazier Director, the Longitude Director and the Skyline Director, each as defined in the Stockholders Agreement.

“Key Employee” or “Key Employees” shall mean the President, Chief Executive Officer, any other executive-level employee and any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Intellectual Property Rights of the Company.

“Major Investor” shall mean an Investor holding at least 1,000,000 shares of Preferred Stock (subject to equitable adjustment in the event of any stock split, stock dividend, combination, reorganization, reclassification or other similar event with respect to the Preferred Stock).  All shares of Preferred Stock held or acquired by Affiliates of an Investor shall be aggregated together for the purpose of determining whether an Investor is a Major Investor.

“Material Adverse Change” shall mean a material adverse change in the business, operations, affairs, or condition (financial or otherwise) of the Company.

“Person” or “Persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof, or any other legal entity.

“Preferred Stock” shall mean, collectively, (i) shares of the Series A Preferred Stock, (ii) shares of the Series B Preferred Stock; and (iii) shares of the Series C Preferred Stock.

“Qualified Public Offering” shall have the meaning set forth in the Articles of Incorporation.

“Qualified Transferee” shall mean any Person (i) who is an Investor, (ii) who is an Affiliated Party of an Investor, or (iii) who acquires at least 20% of the shares of Preferred Stock (as adjusted for stock splits, stock dividends, reclassifications, recapitalizations or other similar events).

“Registration Expenses” shall mean the expenses so described in Section 9.

“Restricted Stock” shall mean (a) the Conversion Shares, excluding Conversion Shares which have been (i) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (ii) publicly sold pursuant to Rule 144 under the Securities Act, and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (a) above; excluding in all cases, however, any Restricted Stock sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 15(a), and excluding any shares of Restricted Stock for which registration rights have terminated pursuant to Section 8(n).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean the expenses so described in Section 9.

“Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, as designated and authorized by the Articles of Incorporation.

“Series B Preferred Stock” shall mean the Company’s Series B Convertible Preferred Stock, par value $0.001 per share, as designated and authorized by the Articles of Incorporation.

“Series C Preferred Stock” shall mean the Company’s Series C Convertible Preferred Stock, par value $0.001 per share, as designated and authorized by the Articles of Incorporation.

“Stockholders Agreement” shall mean that certain Sixth Amended and Restated Stockholders Agreement by and among the Company and the parties thereto on or about the date hereof.

“Subsidiary” or “Subsidiaries” shall mean any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time outstanding shares of every class of such corporation or trust other than directors’ qualifying shares comprising at least fifty percent (50%) of the voting power of such corporation or trust.

3.                                      Restrictive Legend.  Each certificate representing Preferred Stock, Conversion Shares or Restricted Stock shall, except as otherwise provided in this Section 3 or in Section 4, be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS”

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

4.                                      Notice of Proposed Transfer.  Prior to any proposed transfer of any Preferred Stock or Restricted Stock (other than under the circumstances described in Sections 5, 6 or 7), the holder thereof shall give written notice to the Company of its intention to effect such transfer.  Each such notice shall describe the manner of the proposed transfer and other than in connection with customary transfers under Rule 144 promulgated under the Securities Act, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners, retired partners, members or retired members of the transferor (in the case of a transferor that is a partnership or a limited liability company, respectively) in proportion to such partner’s, retired partner’s, member’s or retired member’s interest in the partnership or limited liability company or to an affiliated corporation (in the case of a transferor that is a corporation); provided, further, however, that any transferee shall execute and deliver to the Company a representation letter in form reasonably satisfactory to the Company’s counsel to the effect that the transferee is acquiring such shares for its own account, for investment purposes and without any view to distribution thereof.  No transfers may be made pursuant to this Section 4 to a Person reasonably determined by a majority of the Board of Directors, with such majority to include a majority of the Investor Directors, who is a competitor of the Company.  Each certificate for Preferred Stock or Restricted Stock transferred as above provided shall bear the legend set forth in Section 3, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.  Any transferee to whom rights under this Agreement are transferred shall (A) as a condition to such transfer, promptly deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon holders under this Agreement to the same extent as if such transferee were a holder under this Agreement; (B) within a reasonable amount of time after such transfer furnish the Company with written notice of such transferee’s name and address, and the securities with respect to which such registration rights are being assigned; and (C) deemed to be a holder hereunder for all purposes.

5.                                      Required Registration.

(a)                                 At any time after six months after the Initial Public Offering, the holders of Restricted Stock constituting a majority of the voting power of the total shares of Restricted Stock then outstanding may submit a written notice requesting the Company to register under the Securities Act all or any portion of the shares of Restricted Stock held by such requesting holder or holders for sale in the manner specified in such notice.  For purposes of this Section 5 and Sections 6, 7, 15(a) and 15(d), the term “Restricted Stock” shall be deemed to include the number of shares of Restricted Stock which would be issuable to a holder of Preferred Stock upon conversion of all shares of Preferred Stock into shares of Common Stock; provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock; provided, further, however, that, in any underwritten public offering contemplated by this Section 5 or Sections 6 and 7, the holders of Preferred Stock shall be entitled, to the extent agreed between such holders and any underwriter, to sell such Preferred Stock to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion or exercise and conversion, as applicable, thereof.

(b)                                 Following receipt of any notice under this Section 5, the Company shall immediately notify all holders of Restricted Stock and such holders shall then be entitled within 30 days thereafter to submit a written notice requesting the Company to include in the requested registration all or any portion of their shares of Restricted Stock.  The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition described in subsection (a) above, the number of shares of Restricted Stock specified in such notice (and in all notices received by the Company from other holders within 30 days after the giving of such notice by the Company).  The Company shall not be obligated to effect more than two (2) registrations pursuant to Section 5(a); provided, however, that such obligation shall be deemed satisfied only when a registration statement covering no less than 70% of the number of shares of Restricted Stock specified in notices received as aforesaid for sale in accordance with the method of disposition specified by the requesting holders shall have become effective or if such registration statement has been withdrawn prior to the consummation of the offering at the request of the holders of a majority of the shares of Restricted Stock requested to be included in such offering (other than as a result of a material adverse change in the business or condition, financial or otherwise, of the Company) and, if such method of disposition is a firm commitment, underwritten public offering, all such shares shall have been sold pursuant thereto (not including shares eligible for sale pursuant to the underwriters’ over-allotment option).

(c)                                  The Company shall be entitled to include in any registration statement referred to in this Section 5 shares of Common Stock to be sold by the Company for its own account or shares of any other party, except as and to the extent that, in the opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Restricted Stock to be sold.  Except for registration statements on Form S-4, S-8 or any successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders requesting sale pursuant to an underwritten offering pursuant to this Section 5 until the 20th day following the effectiveness of the registration statement contemplated thereby, except to the extent such registration statement is withdrawn at the request of the holders who requested such registration.

(d)                                 All parties proposing to distribute their securities by means of an underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Board of Directors, including the vote or consent of a majority of the Investor Directors.  If in the opinion of the managing underwriter the inclusion of all of the Restricted Stock requested to be registered under this Section 5 would adversely affect the marketing of such shares, shares to be sold by the holders of Restricted Stock, if any, shall be excluded only after any shares to be sold by the Company or any other party have been excluded, in such manner that the shares to be sold shall be allocated among the selling holders pro rata based on their ownership of Restricted Stock.

(e)                                  Notwithstanding the foregoing provisions of this Section 5, in the event that the Company is requested to file any registration statement pursuant to this Section 5, (i) the Company will not be obligated to effect the filing of such registration statement during the 180 days following the effective date of any other registration statement on Form S-1 or Form S-3 pertaining to an underwritten public offering of securities for the account of the Company or any holder, (ii) the Company shall not be obligated to effect such registration in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or (iii) if the Company shall furnish to the holders requesting such registration statement a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, including the vote or consent of a majority of the Investor Directors (as evidenced by a written resolution of the Board of Directors), that the Company would be materially adversely affected if such registration statement were filed, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the relevant initiating holders; provided, however, that the Company may not utilize the right set forth in Section 5(e)(ii) more than once in any twelve month period.

(f)                                   Each registration requested pursuant to Section 5(a) shall be effected by the filing of a registration statement on Form S-1 (or if such form is not available, any other form which includes substantially the same information (other than information which is incorporated by reference) as would be required to be included in a registration statement on such form as currently constituted), unless the use of a different form is consented to by the holders holding a majority of the Restricted Stock held by all holders requesting such registration statement or unless another form would be equally effective, as determined by the initiating holders in their sole discretion; provided, however, that if the initiating holders propose pursuant to this Section 5 to dispose of Restricted Stock that may be registered on Form S-3 pursuant to Section 7 hereof, the Company shall not be obligated to effect the filing of such registration statement pursuant to this Section 5 so long as it effects the filing of such registration statement pursuant to Section 7.

6.                                      Incidental Registration.  If (but without any obligation to do so) the Company at any time (including pursuant to Section 5 or Section 7, provided that a registration under Section 7 shall be an underwritten public offering of Common Stock) proposes to register any of its shares of Common Stock under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Restricted Stock for sale to the public, a registration relating to a transaction described in Rule 145(a) of the Securities Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), each such time it will give written notice to all holders of outstanding Restricted Stock of its intention so to do.  Upon the written request of any such holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Restricted Stock, the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Stock pursuant to such registration.  In the event that any registration pursuant to this Section 6 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Restricted Stock to be included in such an underwriting may be reduced as follows: the Restricted Stock shall be reduced pro rata among the requesting holders of Restricted Stock based upon the number of shares of Restricted Stock owned by such holders if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein, provided, however, that such number of shares of Restricted Stock shall not be reduced if any shares are to be included in such underwriting for the account of any Person other than the Company, and provided, further, however, that in no event may less than 20% of the total number of shares of Common Stock to be included in such underwriting be made available for shares of Restricted Stock, other than in connection with a Qualified Public Offering, in which case, the shares of Restricted Stock may be reduced to zero.  The Company shall have the right, in its sole discretion, to terminate or withdraw, and shall otherwise be under no obligation to complete any registration of its securities covered by this Section 6 and shall incur no liability to any holder for its failure to do so, whether or not such holder has elected to include securities in such registration.

7.                                      Registration on Form S-3.

(a)                                 Subject to Section 7(b), if at any time (i) a holder or holders of Restricted Stock request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the shares of Restricted Stock held by such requesting holder or holders, and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice.  Whenever the Company is required by this Section 7 to use its best efforts to effect the registration of Restricted Stock, each of the procedures and requirements of Section 5 (including but not limited to the requirement that the Company notify all holders of Restricted Stock from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration, provided, however, that, subject to Section 7(b), there shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 7, and provided, further, that the requirements contained in the first sentence of Section 5(a) shall not apply to any registration on Form S-3 which may be requested and obtained under this Section 7.

(b)                                 Notwithstanding anything to the contrary in this Section 7, (i) the Company shall not be required to effect more than two registrations pursuant to this Section 7 in any 12-month period; (ii) the aggregate value of the shares of Restricted Stock to be registered under the Securities Act pursuant to each request for registration under this Section 7 shall not be less than $1,000,000; and (iii) the Company shall not be obligated to effect any such registration under this Section 7 if Form S-3 or any successor thereto is not available for such offering by the holders.  The Company shall not be required to effect a registration pursuant to this Section 7 if the Company shall furnish to the holder or holders requesting a registration statement pursuant to this Section 7 a certificate signed by the Company’s Chief Executive Officer stating that, in the good faith judgment of the Board of Directors, including the vote or consent of a majority of the Investor Directors (as evidenced by a written resolution of the Board of Directors), that the Company would be materially adversely affected if such registration statement were filed, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of such holder or holders, provided that such right shall be exercised by the Company not more than once in any 12-month period; or (iv) with respect to any particular jurisdiction, the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

8.                                      Registration Procedures.  If and whenever the Company is required by the provisions of Sections 5, 6 or 7 to use its best efforts to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:

(a)                                 prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

(b)                                 prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c)                                  furnish to each seller of Restricted Stock and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any Free Writing Prospectus) as such Persons reasonably may request in order to facilitate the public sale or other disposition of the Restricted Stock, if applicable, covered by such registration statement;

(d)                                 use its best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e)                                  use its best efforts to list the Restricted Stock covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(f)                                   provide a transfer agent and registrar for all such Restricted Stock not later than the effective date of such registration statement;

(g)                                  immediately notify each seller of Restricted Stock and each underwriter under such registration statement, at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of any such seller, the Company will, as soon as reasonably practicable, file and furnish to all such sellers a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Restricted Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(h)                                 if the offering is underwritten and at the request of any seller of Restricted Stock, use its best efforts to: (i) furnish to the underwriters an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, to such effects as reasonably may be requested by counsel for the underwriters and (ii) use its best efforts to cause its independent public accounting firm to issue customary “comfort letters” to the underwriters with respect to the registration statement;  the Company will amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(i)                                     make available for inspection by each seller of Restricted Stock any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.  The rights granted pursuant to this subsection (j) may not be assigned or otherwise conveyed by such Person or by any subsequent transferee of any such rights without the written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that the Company may refuse such written consent if the proposed transferee is a competitor of the Company as determined by the Board of Directors, including the vote or consent of a majority of the Investor Directors; and provided, further, that no such written consent shall be required if the transfer is made to a party who is not a competitor of the Company and who is an Affiliate of such Investor;

(j)                                    advise each selling holder of Restricted Stock promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to obtain the withdrawal of any stop order;

(k)                                 cooperate with each selling holder of Restricted Stock and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Restricted Stock to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriters may request at least two business days prior to any sale of Restricted Stock; and

(l)                                     permit any holder of Restricted Stock, which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling Person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included, subject to review by the Company and its counsel after consultation with such holder.

For purposes of Section 8(a) and 8(b) and of Section 5(c), the period of distribution of Restricted Stock in a firm commitment, underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and 180 days after the effective date thereof.

In connection with each registration hereunder, each seller of Restricted Stock shall furnish to the Company in writing such information with respect to itself and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws and as is reasonably required to effect the registration of such seller’s Restricted Stock.

In connection with each registration pursuant to Sections 5, 6 or 7 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature.

(m)                             Procedures for Amending or Supplementing Registration Statements.  Whenever a registration statement covering Restricted Stock pursuant to any section of this Agreement is effective and the Company determines that, based upon advice of counsel, such registration statement requires amendment or supplementing, the Company shall notify all holders of such fact and shall promptly cause such registration statement to be amended or supplemented, as the case may be, and shall notify all holders when such amendment or supplement has been filed and, as to any such amendment, declared effective.  Holders shall not sell any Restricted Stock until such latter notice is provided.

(n)                                 Termination of Registration Rights.  Subject to Section 15(f), the registration obligations of the Company pursuant to Sections 5, 6 and 7 shall terminate with respect to any holder of Restricted Stock at such time as such holder (together with its Affiliates, partners, members and former partners and former members) is, or has been, able to sell under Rule 144 during any three-month period all of the remaining Restricted Stock issued or issuable to such holder.

9.                                      Expenses.  All expenses incurred by the Company in complying with Sections 5, 6 and 7, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of FINRA, transfer taxes, fees of transfer agents and registrars, costs of insurance, and reasonable fees and disbursements of one counsel for the sellers of Restricted Stock not to exceed $25,000 in the aggregate, but excluding any Selling Expenses, are called “Registration Expenses”.  All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are called “Selling Expenses”.

The Company will pay all Registration Expenses in connection with each registration statement under Sections 5, 6 and 7.  All Selling Expenses in connection with each registration statement under Sections 5, 6 and 7 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

10.                               Indemnification and Contribution.

(a)                                 In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 5, 6 and 7, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder, and each other Person, if any, who controls such seller within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which such seller or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 5, 6 and 7, any preliminary prospectus, final prospectus or Free Writing Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller or any such controlling Person in writing specifically for use in such registration statement or prospectus; and further provided, that the Company will not be liable with respect to any preliminary prospectus to the seller of such Restricted Stock, and each other Person, if any, who controls such seller within the meaning of the Securities Act, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such seller of such Restricted Stock, or such other Person, if any who controls such seller within the meaning of the Securities Act, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Restricted Stock, to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)                                 In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 5, 6 and 7, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each Person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, and each director of the Company against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 5, 6 and 7, preliminary prospectus, final prospectus or Free Writing Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, and controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; provided, further, however, that the liability of each seller hereunder shall be limited to the portion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

(c)                                  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission or any delay so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 10 and shall only relieve it from any liability which it may have to such indemnified party under this Section 10 if and to the extent the indemnifying party is prejudiced by such omission or delay.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 10 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d)                                 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Stock exercising rights under this Agreement, or any controlling Person of any such holder, makes a claim for indemnification pursuant to this Section 10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 10 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling Person in circumstances for which indemnification is provided under this Section 10; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the relative fault of the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  Notwithstanding the provisions of this paragraph (d), the liability of each seller under this paragraph (d) shall be limited to the portion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

(e)                                  The obligations of the Company and holders of Restricted Stock under this Section 10 shall survive completion of any offering of Restricted Stock in a registration statement and, with respect to liability arising from an offering to which this Section 10 would apply that is covered by a registration filed before termination of this Agreement, such termination.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

11.                               Changes in Common Stock or Preferred Stock.  If, and as often as, there is any change in the Common Stock or the Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock and the Preferred Stock as so changed.

12.                               Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Stock to the public without registration, at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)                                 use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)                                  furnish to each holder of Restricted Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Restricted Stock without registration.

13.                               Right of First Refusal.

(a)                                 The Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, Preferred Stock, (iii) any debt security of the Company (other than debt with no equity feature and no multiple liquidation preference features), including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security (other than debt with no equity feature or multiple return features) of the Company (the securities described in preceding clauses (i) through (v), the “Offered Securities”), unless in each case the Company shall have first offered to sell to each Major Investor that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act (each an “Offeree” and collectively, the “Offerees”) as follows:  Each Offeree shall have the right to purchase (x) that portion of the Offered Securities determined by multiplying the number of Offered Securities by a fraction, the numerator of which is the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock then held by such Offeree and the denominator of which is the total number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock then held by all of the Investors (the “Basic Amount”), and (y) such additional portion of the Offered Securities as such Offeree shall indicate it will purchase should other Offerees subscribe for less than their Basic Amounts (the “Undersubscription Amount”), at a price and on such other terms as shall have been specified by the Company in writing delivered to such Offeree (the “Offer”), which Offer by its terms shall remain open and irrevocable for a period of twenty (20) days from receipt of the Offer.

(b)                                 Notice of Acceptance.  Notice of each Offeree’s intention to accept, in whole or in part, any Offer made pursuant to Section 13(a) shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the 20-day period of such offer, setting forth such of the Offeree’s Basic Amount as such Offeree elects to purchase and, if such Offeree shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such Offeree shall elect to purchase and providing a representation letter certifying that such Offeree is an accredited investor within the meaning of Rule 501 under the Securities Act (the “Notice of Acceptance”).  If the Basic Amounts subscribed for by all Offerees are less than the total Offered Securities, then each Offeree who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Offeree who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Offeree bears to the total Undersubscription Amounts subscribed for by all Offerees, subject to rounding by the Board of Directors, including the vote or consent of a majority of the Investor Directors, to the extent it reasonably deems necessary.

(c)                                  Conditions to Acceptances and Purchase.

(i)                                     Permitted Sales of Refused Securities.  In the event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities, the Company shall have ninety (90) days from the expiration of the period set forth in Section 13(a) to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the “Refused Securities”) to the Person or Persons specified in the Offer, but only in all respects upon terms and conditions, including, without limitation, share price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

(ii)                                  Reduction in Amount of Offered Securities.  In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 13(c)(i) above), then each Offeree may, at its sole option and in its sole discretion, reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 13(b) multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities.  In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section 13(a).

(iii)                               Closing.  Upon the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 13(c)(ii) if the Offerees have so elected, upon the terms and conditions specified in the Offer.  The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and their respective counsel.

(d)                                 Further Sale.  In each case, any Offered Securities not purchased by the Offerees or other Person or Persons in accordance with Section 13(c) may not be sold or otherwise disposed of until they are again offered to the Offerees under the procedures specified in Sections 13(a), 13(b) and 13(c).

(e)                                  Termination of Right of First Refusal.  The rights of the Offerees under this Section 13 shall terminate immediately prior to, but subject to, the consummation of an Initial Public Offering (as defined in Section 13(g) below); provided, however, that the rights of the Investors pursuant to this Section 13 may be waived as to all of such Investors by the affirmative vote or written consent of holders of at least sixty percent (60%) of the voting power of the then outstanding Restricted Stock, and any such waiver shall be binding on all Investors, even if any of such Investors do not execute such waiver and irrespective of whether one or more Investors participates in the purchase of the Offered Securities.

(f)                                   Exception.  The rights of the Investors under this Section 13 shall not apply to any Exempted Securities and, subject to Section 13(g) below, any shares of Common Stock issued in an Initial Public Offering.

(g)                                  Directed Share Program.

(i)                                     In the event of an Initial Public Offering, the Company will establish, or cause the managing underwriter to establish, a directed share program to the extent consistent with applicable laws, rules and regulations (including, without limitation, rules and regulations promulgated by the Commission and the FINRA), pursuant to which holders of Preferred Stock (the “Eligible Shares”), on a pro rata basis in accordance with their ownership of Eligible Shares shall have the option to purchase up to ten percent (10%) of the securities offered in the offering (not including securities offered in the over-allotment option) (the “Directed Shares”) at the initial offering price to the public.  The Investors holding Eligible Shares shall have a right of oversubscription with respect to the Directed Shares such that if any Investor fails to purchase its pro rata portion of the Directed Shares, the other Investors shall, among them, have the right to purchase up to the balance of the Directed Shares not so purchased.  If, as a result thereof, such oversubscriptions exceed the total number of Directed Shares available in respect of such oversubscription privilege, the oversubscribing Investors shall be reduced with respect to their oversubscriptions on a pro rata basis or as they may otherwise agree among themselves.  Each Investor shall have the right to transfer his right to buy any Directed Shares or any part thereof to any Qualified Transferee.

(ii)                                  Notwithstanding Section 13(g)(i), if the Commission determines that the sale of Directed Shares as contemplated therein would violate the Securities Act, or if counsel for the Company determines that such sale would otherwise violate applicable laws, rules or regulations (including, without limitation, rules and regulations promulgated by the Commission and FINRA), then the Company shall be relieved of its obligation to offer such Directed Shares to the Investors, and the Company shall be deemed to have satisfied in full its obligations under Section 13(g)(i).

14.                               Covenants of the Company.

(a)                                 Affirmative Covenants of the Company Other Than Reporting Requirements.  Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 14(a) are waived in any instance by the holders of sixty percent (60%) of the voting power of the holders of Restricted Stock and with the exception of Section 14(a)(xix) (Successor Indemnification), which Section 14(a)(xix) shall survive any termination or expiration of this Agreement, the Company hereby covenants and agrees that until the earlier of (i) the consummation of a Qualified Public Offering, (ii) a Deemed Liquidation Event, or (iii) at such time as less than (x) 4,500,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), (y) 500,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding and (z) 500,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Company will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

(i)                                     Payment of Taxes and Trade Debt.  Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or any Subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or its Subsidiaries, except such as are being contested in good faith and by proper proceedings if the Company or Subsidiary concerned shall have set aside on its books sufficient reserves, if any, with respect thereto.

(ii)                                  Preservation of Corporate Existence.  Preserve and maintain, and, unless the Company deems it not to be in its best interests, cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties.

(iii)                               Compliance with Laws.  Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would cause a Material Adverse Change.

(iv)                              Inspection.  Permit, upon reasonable request and notice, each of the Investors or any agents or representatives thereof, to examine and make copies of and extracts from the books of account of, and visit and inspect the properties of the Company and any Subsidiary, to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, directors or Key Employees and independent accountants, and consult with and advise the management of the Company and any Subsidiary as to their affairs, finances and accounts, all at reasonable times during normal business hours.

(v)                                 Keeping of Records and Books of Account.  Keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and any Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(vi)                              Maintenance of Properties.  Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties and assets, necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

(vii)                           Compliance with ERISA.  Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any pension, employee benefit plans or employee contribution plans which are subject to ERISA or to the Code or any similar foreign laws, and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code and any similar foreign laws, and the rules and regulations thereunder, which are applicable to any such plan.  The Company shall not permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA or any similar foreign laws to attach to the assets of the Company or any Subsidiary.

(viii)                        Budgets Approval.  Not later than 30 days prior to the commencement of each fiscal year, prepare and submit to, and obtain the approval of a majority of the Board of Directors, including the vote or consent of a majority of the Investor Directors, of, a business plan and monthly operating budgets in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers’ compensation).  Review the budget and business plan periodically, and resubmit all changes therein and all material deviations therefrom to the Board of Directors.  The Company shall not enter into any activity not in the ordinary course of business and not envisioned by the budget and business plan, unless approved by the affirmative vote of a majority of the members of the Board of Directors, including the vote or consent of a majority of the Investor Directors.

(ix)                              Financings.  Inform the Board of Directors of any negotiations, bona fide offers or contracts relating to possible material financings for the Company, whether initiated by the Company or any other Person, except for (A) arrangements with trade creditors, and (B) utilization by the Company or any Subsidiary of commercial lending arrangements with financial institutions.

(x)                                 By-laws.  Cause the by-laws of the Company to provide that, unless otherwise required by the laws of the Commonwealth of Virginia, (i) any one director, and (ii) any holder or holders of at least 10% of the outstanding shares of any series of Preferred Stock, shall have the right to call a meeting of the Board of Directors or stockholders.  At all times maintain provisions in the by-laws of the Company or the Articles of Incorporation indemnifying all directors against liability to the maximum extent permitted under the laws of the Commonwealth of Virginia.

(xi)                              Non-Competition, Non-Solicitation and Non-Disclosure Agreements.  The Company will obtain a duly executed non-competition, non-solicitation and non-disclosure agreement from each officer of the Company and Key Employee of the Company.

(xii)                           New Developments.  Where reasonably practicable, cause all technological developments, patentable or unpatentable inventions, discoveries or improvements by the Company’s or any Subsidiary’s officers or employees to be documented in accordance with the appropriate professional standards, cause all officers and employees and, to the best of the Company’s or any Subsidiary’s ability, consultants of the Company or/and Subsidiary, to execute nondisclosure and invention assignment agreements in favor of the Company or any Subsidiary and, where possible and deemed by management to be appropriate based on the advice of legal counsel and other considerations, to file and prosecute United States and foreign patent or copyright applications relating to and protecting such developments on behalf of the Company or any Subsidiary.

(xiii)                        Meetings of Directors.  Hold meetings of the Board of Directors not less than once every three (3) months, unless otherwise approved by the Board of Directors, including a majority of the Investor Directors.

(xiv)                       Expenses of Directors and Observers.  Promptly reimburse in full, each director of the Company who is not an employee of the Company and each observer representing an Investor for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof.

(xv)                          Stock Option Plans.  Maintain a stock option plan in form and substance reasonably satisfactory to the Investors and their special counsel.  Such plan, as well as each other stock option plan or stock purchase agreement involving employees, directors or consultants of the Company adopted by the Company from time to time shall provide that each option granted or restricted stock purchased thereunder shall vest (A) with respect to twenty-five percent (25%) of the shares subject to such grant or purchase, one (1) year after the date of such grant or purchase and (B) with respect to the remaining shares subject to such grant or purchase, on a monthly basis at a rate of 2.0833% over a period of three years thereafter or on such other schedule as shall be approved by a majority of the Board of Directors and such majority of the Board of Directors shall include a majority of the Investor Directors.

(xvi)                       Compensation Committee.  The Compensation Committee shall consist of three directors, which shall include the Longitude Director, Skyline Director and one other Investor Director.  The Compensation Committee will have all such responsibilities as are customarily assigned to such committees, provided that the terms of employment and compensation, including any bonus or bonus plan, of all executive officers of the Company, and any option grant to executive officers or option plan, will be subject to approval by the Board of Directors, including the vote or consent of a majority of the Investor Directors; provided, however, the Board of Directors shall not approve an employee’s compensation in amounts which are greater than amounts recommended by the Compensation Committee.  The Compensation Committee shall also administer the Company’s stock option plan.

(xvii)                    Audit Committee.  The Board of Directors shall maintain an Audit Committee, which shall consist of three Investor Directors, including, at their respective option, each of the Longitude Director and the Skyline Director.  The Audit Committee will have all such responsibilities as are customarily assigned to such committees.  The Company shall promptly provide all documents and records as the Audit Committee may request from time to time.

(xviii)                 Insurance.  The Company will use its commercially reasonable efforts to obtain as soon as reasonably practicable and maintain in full force and effect (i) director and officer liability insurance in the amount of at least three million dollars ($3,000,000), and upon other terms reasonably acceptable to the Investors, and (ii) property and business insurance on the terms and conditions approved by the Board of Directors, including the vote or consent of a majority of the Investor Directors.  The Company shall also, within thirty (30) days after the date hereof, use its commercially reasonable best efforts to obtain and maintain from responsible and reputable insurance companies or associations employment practices insurance on the terms and conditions approved by the Board of Directors, including the vote or consent of a majority of the Investor Directors.

(xix)                       Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the by-laws of the Company, the Articles of Incorporation, or elsewhere, as the case may be.

(xx)                          Indemnification of Investors.  In the event that any Investor or any director, officer, employee, affiliate or agent thereof (each, an “Indemnitee”) becomes involved in any capacity in any action, proceeding, investigation or inquiry (any of the foregoing, a “Proceeding”) as a result of Indemnitee’s role or position with the Company, the Company shall reimburse each Indemnitee for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by such Indemnitee in connection therewith. The Company also agrees to indemnify each Indemnitee, pay on demand and protect, defend, save and hold harmless from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, attorneys’ fees) (any of the foregoing, a “Claim”) incurred by or asserted against any Indemnitee of whatever kind or nature, arising from any breach of this Agreement by the Company.  Notwithstanding the foregoing, the Company shall have no liability under this Section 14(a)(xx) to the extent that it is determined in a final judgment by a court of competent jurisdiction that any Proceeding or Claim resulted directly from the gross negligence or willful misconduct of the Indemnitee.  The foregoing agreement shall be in addition to any rights that any Indemnitee may have at common law or otherwise.  The Company shall advance all expenses reasonably incurred by or on behalf of the Indemnitees in connection with any Claim or potential Claim within thirty (30) days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance payment or payments from time to time provided that such Indemnitee has signed an undertaking pursuant to which the Indemnitee agrees to repay such advances in the event it is determined that such Indemnitee was not entitled to indemnification pursuant to this Section 14(a)(xx).

(xxi)                       Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause shares of Series C Preferred Stock and shares of Series B Preferred Stock, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Code, to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company.  The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder.  In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

(b)                                 Negative Covenants of the Company.  Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, until the earlier of (i) the consummation of a Qualified Public Offering, (ii) a Deemed Liquidation Event, or (iii) at such time as less than (x) 4,500,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), (y) 500,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding and (z) 500,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Company will comply with and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without the written consent or waiver of a sixty percent (60%) in interest of the holders of Restricted Stock:

(i)                                     Assumptions or Guaranties of Indebtedness of Other Persons.  Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for the guaranties of the permitted obligations of any wholly-owned Subsidiary.

(ii)                                  Distributions.  Declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as “Distributions”), except that any such Subsidiary may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company, and except as specifically provided for in the Articles of Incorporation; provided, however, that nothing herein contained shall prevent the Company from:

(1)                                 effecting a stock split (except for a reverse stock split) or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock, or

(2)                                 repurchasing the shares of Common Stock held by officers, employees, directors or consultants of the Company which are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment, at a price not in excess of the original purchase price paid to the Company by such officer, employee, director or consultant for such shares, if in the case of any such transaction the payment can be made in compliance with the other terms of this Agreement.

(iii)                               Issuance of Shares Reserved Under Company Equity Incentive Plans.  Grant to any of its employees options or other rights to purchase stock under any equity incentive plan of the Company unless authorized by vote of the Board of Directors or its Compensation Committee.

(iv)                              Dealings with Affiliates and Others.  Other than as contemplated by this Agreement, enter into, after the date of this Agreement, any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer, director or Affiliate of the Company or any Subsidiary or any member of their respective immediate families or any corporation or other entity directly or indirectly affiliated with one or more of such officers, directors or members of their immediate families unless such transaction is approved in advance by a majority of the disinterested members of the Board of Directors; provided, however, that the Company shall not enter into any transaction with any officer or director of the Company (or any of their respective Affiliates) unless such transaction is also approved in advance by a majority of the Investor Directors (if such directors are not interested in such transaction).

(v)                                 Transfers of Technology.  Transfer any ownership or interest in, or material rights relating to, any of its Intellectual Property Rights to any Person which is not a member of the consolidated group of the Company and its Subsidiaries; provided, however, that this Section 14(b)(v) shall not apply to transfers of Intellectual Property Rights accomplished in the ordinary course of business.

(c)                                  Reporting Requirements.  Until the earlier of (i) the consummation of a Qualified Public Offering, (ii) a Deemed Liquidation Event, or (iii) at such time as less than (x) 4,500,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) and (y) 500,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, and (z) 500,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Company will furnish the following to each Major Investor:

(i)                                     Monthly and Quarterly Reports:  Within 45 days after the end of each fiscal quarter, unaudited financial statements of the Company and its Subsidiaries as of the end of such fiscal quarter and statements of income and retained earnings of the Company and its Subsidiaries for such fiscal quarter, setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to budgets for the applicable period, a cash flow analysis for such fiscal quarter, a schedule showing each expenditure of a capital nature during such fiscal quarter, all in reasonable detail; and together with a summary discussion of the Company’s principal functional areas in reasonable detail. Within 30 days after the end of each month, unaudited financial statements of the Company and its Subsidiaries as of the end of such month and statements of income and retained earnings of the Company and its Subsidiaries for such month;

(ii)                                  Annual Reports:  Within 120 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company and by such independent public accountants of recognized national or regional standing approved by a majority of the Board of Directors and such majority shall include a majority of the Investor Directors;

(iii)                               Budgets:  As soon as available after approval by the Board of Directors and in any event no later than 30 days prior to the start of each Company fiscal year, an operating budget for the forthcoming fiscal year;

(iv)                              Notice of Adverse Changes:  Promptly after the occurrence thereof and in any event within 10 days after each occurrence, notice of any Material Adverse Change in the operations or financial condition of the Company or any material default in any other material agreement to which the Company is a party;

(v)                                 Written Reports:  Promptly upon receipt or publication thereof, any written reports submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants or by consultants or other experts in connection with such consultant’s or other expert’s review of the Company’s operations or industry, and written reports prepared by the Company to comply with other investment or loan agreements;

(vi)                              Notice of Proceedings:  Promptly after the commencement thereof, notice of all actions, suits, litigations and proceedings pending or, to the knowledge of the Company, threatened against the Company affecting any of its respective properties or assets, or against any officer, director, Key Employee or holder of more than 5% of the capital stock of the Company relating to such Person’s performance of duties for the Company or relating to his stock ownership in the Company or otherwise relating to the business of the Company including, without limiting their generality, actions pending or, to the knowledge of the Company, threatened involving the prior employment of any of the Company’s officers or employees in their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employees, or any event or condition on the basis of which such litigation, proceeding or investigation might properly be instituted before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary;

(vii)                           Stockholders’ and SEC Reports: Promptly upon sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or file with the Commission; and

(viii)                        Other Information:  Such other information respecting the business, properties or the condition or operations, financial or other, of the Company as any such Major Investor may from time to time reasonably request.

The Major Investors hereby covenant and agree that all of the information disclosed to such Major Investors pursuant to the provisions of this Section 14(c) shall be treated in accordance with Section 14(a)(iv) of this Agreement, and that the Company shall not be obligated to deliver any information required by this Section 14(c) to any Person determined by the Board of Directors (including a majority of the Investor Directors) to be a competitor of the Company.

(d)                                 Longitude Observer.  For so long as Longitude Capital and its Affiliated Parties (“Longitude”) hold at least 2,000,000 shares of Preferred Stock (subject to appropriate adjustment to reflect any stock split or similar corporate event affecting the Preferred Stock), the Company will permit Longitude to designate one (1) person affiliated with Longitude (“Longitude Observer”), who shall initially be Josh Richardson, to attend all meetings of the Board of Directors in a non-voting observer capacity, and shall provide such representative with such notice and other information with respect to such meetings as are delivered to the directors of the Company; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets, or if such representative is a competitor of the Company.

(e)                                  Skyline Observer.  For so long as Skyline Ventures and its Affiliated Parties (“Skyline”) hold at least 2,000,000 shares of Preferred Stock (subject to appropriate adjustment to reflect any stock split or similar corporate event affecting the Preferred Stock), the Company will permit Skyline to designate one (1) person affiliated with Skyline (“Skyline Observer”) to attend all meetings of the Board of Directors in a non-voting observer capacity, and shall provide such representative with such notice and other information with respect to such meetings as are delivered to the directors of the Company; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets, or if such representative is a competitor of the Company.

(f)                                   Confidential Information.  Each Investor agrees that he, she or it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any Confidential Information, unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 14 by such Investor), (b) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any Affiliated Party of such Investor, provided that such party is obligated not to disclose, divulge or use any Confidential Information to the same extent as the Investors, or (iii) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure.  Notwithstanding the foregoing, such information shall not be deemed confidential for the purpose of enforcing this Agreement.  Further, each Investor is allowed to use but not disclose any Confidential Information of the Company retained in the unaided memories of such Investor or its employees or agents having a need to know the contents of such information in the making and managing of investments of such Investor.

15.                               Miscellaneous.

(a)                                 Binding Effect; Assignment.  All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Preferred Stock or Restricted Stock), whether so expressed or not, provided, however, that registration rights conferred herein on the holders of Preferred Stock or Restricted Stock shall only inure to the benefit of a transferee of Preferred Stock or Restricted Stock if (A) (i) there is transferred to such transferee at least 25% of the shares of Restricted Stock held by the holder on the date of this Agreement to the direct or indirect transferor of such transferee or (ii) such transferee is a partner, retired partner, member, retired member, stockholder or Affiliate of a party hereto, (B) the transferee agrees in writing to be bound by the terms hereof and (C) the Company is notified of the name and address of any transferee.

(b)                                 Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

if to the Company, at Collegium Pharmaceutical, Inc., 780 Dedham Street, Suite 800, Canton, MA 02021, Attn: Chief Executive Officer, with a copy to Pepper Hamilton LLP, 125 High Street, Boston, Massachusetts 02110, Attention: Robert Chow, Esq.;

if to an Investor, at the address of such Investor as set forth on Exhibit A attached hereto;

if to any subsequent holder of Preferred Stock or Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 15(b).

(c)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the Virginia Stock Corporation Act as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(d)                                 Amendment and Waivers.  This Agreement may not be amended nor terminated, and no provision hereof may be waived, without the written consent of the Company and the holders of at least 60% of the Restricted Stock held by all Investors.  Notwithstanding the foregoing, this Agreement may not be amended nor terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, termination or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 13 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction).  Further, notwithstanding the foregoing, Section 14(d) of this Agreement shall not be amended or waived without the written consent of Longitude and Section 14(e) of this Agreement shall not be amended or waived without the written consent of Skyline.  Any amendment, termination or waiver effected in accordance with this Section 15(d) shall be binding on all parties hereto, even if they do not execute such consent.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(e)                                  Counterparts; Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signatures.

(f)                                   Termination of Registration Rights.  The obligations of the Company to register shares of Restricted Stock under Sections 5, 6 or 7 shall terminate upon the earlier of (i) the third anniversary of the date of a Qualified Public Offering, or (ii) immediately prior to the closing of Deemed Liquidation Event.

(g)                                  IPO Lock-up Agreement; Confidentiality of Notices.  Each holder of Restricted Stock who is party to the Agreement hereby agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to the initial registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 (the “IPO”) and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (180) days, or such other period as may be required to accommodate applicable regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 15(g) shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the holder of Restricted Stock or the immediate family of such holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the holders of Restricted Stock only if all officers, directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions.  The underwriters in connection with such registration are intended third party beneficiaries of this Section 15(g) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each holder of Restricted Stock further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 15(g) or that are necessary to give further effect thereto.  If any officer, director or one percent (1%) stockholder of the Company is granted an early release with respect to all or a portion of the securities held by such holder from such holder’s lock-up agreement, then each holder of Restricted Stock shall also be granted an early release from its obligations hereunder on a pro-rata basis based on the aggregate percentage of shares held by the officers, directors or one percent (1%) stockholders being released from such holders’ lock-up agreements; provided, however, that such release of the holder of Restricted Stock shall not apply to such early releases of officers, directors and greater than one percent (1%) stockholders approved by the Board of Directors which involve financial hardship situations of up to $1,000,000 in the aggregate.  Any Investor receiving any written notice from the Company regarding the Company’s plans to file a registration statement shall treat such notice confidentially and shall not disclose such information to any Person other than as necessary to exercise its rights under this Agreement.

(h)                                 Company Right to Delay Registration.  Notwithstanding the provisions of Section 8(a), the Company’s obligation to file a registration statement or cause such registration statement to become and remain effective, shall be suspended for a period not to exceed 90 days in any 12 month period if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Company, should not be disclosed.

(i)                                     Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least 60% of the Restricted Stock, enter into any agreement with any holder or prospective holder of any securities of the Company with registration rights superior to, or on a parity with, the registration rights provided to the Investors hereunder; provided that this limitation shall not apply to any additional holder of Restricted Stock who becomes a party to this Agreement in accordance with Section 15(a).

(j)                                    Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(k)                                 Restatement of Prior Agreement; Complete Agreement.  The Company and the holders of sixty percent (60%) of the voting power of the Restricted Stock (as defined in the Prior Agreement) agree that, effective as of the Effective Time (as defined in the Merger Agreement) of the Reincorporation, (i) the Prior Agreement is hereby amended in its entirety by this Agreement, (ii) the provisions of the Prior Agreement shall no longer be of any force or effect and (iii) this Agreement constitutes the only agreement, contract or understanding among the Investors and the Company relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Seventh Amended and Restated Investor Rights Agreement as a sealed instrument as of the day and year first above written.

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	President and Chief Executive Officer

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LONGITUDE VENTURE PARTNERS, L.P.
a Delaware Limited Partnership

By: Longitude Capital Partners, LLC
Its General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

LONGITUDE CAPITAL ASSOCIATES, L.P.
a Delaware Limited Partnership

By: Longitude Capital Partners, LLC
Its General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

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SKYLINE VENTURE PARTNERS V, L.P.

By:	Skyline Venture Management V, LLC
Its:	General Partner

By:	/s/ Kerensa Kenny
Authorized Member of the General Partners

FRAZIER HEALTHCARE VI, LP
By FHM VI, LP, its general partner
By FHM VI, LLC, its general partner

By:	/s/ Patrick Heron
Name:	Patrick Heron
Title:	Manager

/s/ E. Hunterson Henrie
E. Hunterson Henrie

/s/ Rawle Michelson
Rawle Michelson

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BOSTON MILLENNIA PARTNERS II LIMITED PARTNERSHIP

By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
General Partner

BOSTON MILLENNIA PARTNERS II-A LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
General Partner

BOSTON MILLENNIA PARTNERS GMBH & CO. KG
By:	Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Managing Director

BOSTON MILLENNIA ASSOCIATES II PARTNERSHIP

By:	/s/ Martin J. Hernon
General Partner

STRATEGIC ADVISORS FUND LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership,
Its:	General Partner

By:	/s/ Martin J. Hernon
General Partner

/s/ Matthew Strobeck
Matthew Strobeck

[Signature Page to Investor Rights Agreement]

Steven N. Tannenbaum

Theodore L. Iorio

[Signature Page to Investor Rights Agreement]

Phillip Satow

Michael S. Satow

Julie S. Satow

[Signature Page to Investor Rights Agreement]

WESTFIELD LIFE SCIENCES II LP

By:
Name:
Title:

WESTFIELD LIFE SCIENCES LP

By:
Name:
Title:

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COMERICA VENTURES INCORPORATED

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

JDS ASSOCIATES LLC

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Exhibit A

Investors

Longitude Venture Partners, L.P. *** Fax:	Skyline Venture Partners V, L.P. *** Fax: ***
Longitude Capital Associates, L.P. *** Fax:	Boston Millennia Associates II Partnership *** Fax: ***
Frazier Healthcare VI, LP *** Fax: ***	Strategic Advisors Fund Limited Partnership *** Fax: ***
Boston Millennia Partners II Limited Partnership *** Fax: ***	E. Hunterson Henrie, II c/o Ferghana Partners *** Fax: ***
Boston Millennia Partners II-A Limited Partnership *** Fax: ***	Rawle Michelson c/o Ferghana Partners *** Fax: ***
Boston Millennia Partners GMBH & CO. KG *** Fax: ***	Westfield Life Sciences II LP *** Fax: ***
Westfield Life Sciences LP *** Fax: ***	Matthew Strobeck ***
Comerica Ventures Incorporated Attn: Warrant Administrator ***	Phillip Satow ***

Michael S. Satow	Julie S. Satow

A-1

***	***
JDS Associates LLC ***	Steven N. Tannenbaum ***
Theodore L. Iorio ***

A-2